UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Levy Acquisition Corp.
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

52748T104
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
       [X]	Rule 13d-1(b)
       [ ]	Rule 13d-1(c)
       [ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 52748T104
---------------------------------------------------------------------
1. Names of Reporting Persons.

Barclays PLC

---------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

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3. SEC Use Only

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4. Citizenship or Place of Organization

England, United Kingdom

				5. Sole Voting Power
Number of 				992,496
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					992,496
				------------------------------
				8. Shared Dispositive Power
					-0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

992,496
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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

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11. Percent of Class Represented by Amount in Row (9)

5.29%
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12. Type of Reporting Person (See Instructions)

HC
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CUSIP No. 52748T104
-----------------------------------------------------------------------
1. Names of Reporting Persons.

Barclays Capital Inc.

-----------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

-----------------------------------------------------------------------
3. SEC Use Only

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4. Citizenship or Place of Organization

Connecticut, United States

				5. Sole Voting Power
Number of 				1,696
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					1,696
				------------------------------
				8. Shared Dispositive Power
					-0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

1,696

-----------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

-----------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

0.01%
-----------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

BD
-----------------------------------------------------------------------


CUSIP No. 52748T104
-----------------------------------------------------------------------
1. Names of Reporting Persons.

Barclays Capital Securities Limited

------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

------------------------------------------------------------------------
3. SEC Use Only

------------------------------------------------------------------------
4. Citizenship or Place of Organization

England, United Kingdom

				5. Sole Voting Power
Number of 				990,800
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					990,800
				------------------------------
				8. Shared Dispositive Power
					-0-

-----------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person
990,800

-----------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

-----------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

5.28%
-----------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

BD
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Item 1.

(a) Name of Issuer:
	Levy Acquisition Corp.


(b) Address of Issuer's Principal Executive Offices:
	444 North Michigan Avenue, Suite 3500,
	Chicago, IL 60611

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Item 2.

(a) Name of Person Filing:
	(1) Barclays PLC
	(2) Barclays Capital Inc.
	(3) Barclays Capital Securities Limited

(b) Address of Principal Business Office or, if none, Residence:
	(1) Barclays PLC
	1 Churchill Place,
	London, E14 5HP, England

	(2) Barclays Capital Inc.
	745 Seventh Avenue
	New York, NY 10019

	(3) Barclays Capital Securities Limited
	5 The North Colonnade
	Canary Wharf
	London, E14 4BB, England




(c) Citizenship:
	(1) Barclays PLC: England, United Kingdom
	(2) Barclays Capital Inc.: Connecticut, United States
	(4) Barclays Capital Securities Limited: England, United Kingdom

(d) Title of Class of Securities:   Common Stock, $0.01 Par Value

(e) CUSIP Number: 52748T104

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Item 3.	If this statement is filed pursuant to Sub-Section 240.13d-1
	(b) or 240.13d-2(b)
	or (c), check whether the person filing is a:

(a) [X] Broker or dealer registered under section 15 of the Act
    (15 U.S.C. 78o);
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) [ ] An investment adviser in accordance with Sub-Section 240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Sub-Section 240.13d-1(b)(1)(ii)(F);
(g) [X] A parent holding company or control person in accordance with Sub-Section 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [X] A non-U.S. institution that is the functional equivalent of any of the institutions listed in Rule 240.13d-1 (b)(1)(ii)(A) through (I);
(k) [ ] Group, in accordance with Sub-Section 240.13d-1(b)(1)(ii)(J).

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Item 4.	Ownership.

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
       Item 1.

(a) Amount beneficially owned:
	See the response(s) to Item 9 on the attached cover page(s).

(b) Percent of class:
	See the response(s)to Item 11 on the attached cover page(s).

(c) Number of shares as to which the person has:

	(i)    Sole power to vote or to direct the vote:
		See the response(s) to Item 5 on the attached cover page(s).

	(ii)   Shared power to vote or to direct the vote:
		See the response(s) to Item 6 on the attached cover page(s).

	(iii)  Sole power to dispose or to direct the disposition of:
		See the response(s) to  Item 7  on the attached cover page(s).


	(iv)   Shared power to dispose or to direct the disposition of:
		See the response(s) to  Item 8  on the attached cover page(s).


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Item 5.	Ownership of Five Percent or Less of a Class.

 	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

[]
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Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

		Not Applicable.
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Item 7.	Identification and Classification of the Subsidiary Which
                Acquired the
		Security Being Reported on By the Parent Holding Company.

		See Exhibit A.
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Item 8.	Identification and Classification of Members of the Group.

		Not Applicable.
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Item 9.	Notice of Dissolution of Group.

		Not Applicable.
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Item 10.	Certification.

		By signing below I certify that, to the best of my knowledge and belief,
		the securities referred to above were acquired and are held in the
		ordinary course of business and were not acquired and are not held
		for the purpose of or with the effect of changing or influencing the
		control of the issuer of the securities and were not acquired and are
		not held in connection with or as a participant in any transaction
		having that purpose or effect.



SIGNATURE

		After reasonable inquiry and to the best of my knowledge and belief,
		I certify that the information set forth in this statement is true,
		complete and correct.

		Dated: February 13, 2015

		By : Dirk Young

		Title: Deputy Group Head of Compliance  MD,
                Head of Central Compliance, GCS

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INDEX TO EXHIBITS

Exhibit A	Item 7 Information

Exhibit B	Joint Filing Agreement










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EXHIBIT A

	The securities being reported on by Barclays PLC,
        as a parent holding company,
	are owned, or may be deemed to be beneficially owned,
        by Barclays Capital Inc.,
	a broker or dealer registered  under  Section  15 of the Act,
        Barclays Bank PLC,
	a non-US banking institution registered with the
        Financial Conduct Authority
	authorised by the Prudential Regulation Authority and
        regulated by the
        Financial Conduct Authority and the Prudential Regulation Authority
        in
	the United Kingdom and Barclays Capital Securities Limited,
        a non-US broker or
	dealer registered with the Financial Conduct Authority regulated by the Financial
        Conduct Authority and the Prudential Regulation Authority in the
        United Kingdom.
	Barclays Capital Inc., Barclays Bank PLC,Barclays Capital Derivative Funding
        and Barclays Capital Securities Limited
	are wholly-owned subsidiaries of Barclays PLC.

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EXHIBIT B

JOINT FILING AGREEMENT
The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.


Dated: February 13, 2015



BARCLAYS PLC
By:
Name: Dirk Young

Title: Deputy Group Head of Compliance  MD,
Head of Central Compliance, GCS


BARCLAYS CAPITAL INC.
By:
Name: Dirk Young

Title: Deputy Group Head of Compliance  MD,
Head of Central Compliance, GCS



Barclays Capital Securities Limited
By:
Name: Dirk Young

Title: Deputy Group Head of Compliance  MD,
Head of Central Compliance, GCS